Exhibit 19
DISCOVER FINANCIAL SERVICES
INSIDER TRADING POLICY
Policy

The purpose of this Insider Trading Policy (this “Policy”) is to guard against the misuse and improper disclosure of material nonpublic Information (“MNPI”) and to avoid the appearance of impropriety that may arise in connection with the personal trading by the Board of Directors (“Directors”) of Discover Financial Services (“DFS”) and employees (for the avoidance of doubt, all references herein to “employees” shall include officers) of DFS and its subsidiaries (collectively referred to as the “Company”).

Directors and employees must never trade, encourage others to trade, gift, or recommend securities based on MNPI relating to those securities. In addition, Directors and employees are prohibited from providing MNPI to others who may then trade on that information. The Company will also be prohibited from trading in the Company’s securities at any time based upon MNPI about itself, consistent with applicable law.

Scope

This Policy applies to all Directors and employees and their immediate family members and the securities accounts of all Directors and employees and their immediate family members.
Directors and employees are responsible for the transactions of immediate family members and should make their immediate family member aware that they need to confer with the Director or employee, as applicable, prior to trading in the Company’s securities. In addition, Directors and employees are responsible for the transactions of any entities they influence or control, including any corporations, partnerships, or trusts. Directors and employees should treat such transactions as if they were for their own account. Examples of securities accounts include:

•Joint accounts
•Family accounts
•Accounts of Directors’ and employees’ children or other relatives for whom they or their spouses or civil/domestic partners contribute substantial support (e.g., a child in college who is claimed as a dependent on a Director’s or employee’s income tax return or who receives health benefits through the Director or employee)
•Retirement accounts that hold or can hold securities or other financial instruments (other than mutual fund shares or bank certificates of deposit)
•Corporate accounts (e.g., LTIP or ESPP)
•Trust accounts for which Directors or employees or their spouses or civil/domestic partners act as trustees or otherwise guide or influence
•Arrangements similar to trust accounts that benefit Directors or employees or their spouses, civil/domestic partners or minor children directly or indirectly
•Accounts for which Directors or employees or their spouses or civil/domestic partners act as custodians
•Partnership accounts

This Policy does not apply to checking, savings, money market, and other deposit accounts. Transactions in publicly traded mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.

Additionally, this Policy does not apply to purchases of the Company’s securities resulting from an employee’s periodic contribution of money to the Discover Financial Services Employee Stock Purchase Plan (ESPP) pursuant to the payroll deduction election made at the time of their enrollment in the plan. This Policy does, however, apply to employee’s elections to begin participation in the ESPP or to change contribution levels for any enrollment period, and to their sales of the Company’s securities purchased pursuant to the ESPP. Employees may terminate their enrollment in the ESPP at any time.

Requirements

1.0 Material, Nonpublic Information

Directors and employees shall never, under any circumstances, trade, encourage others to trade, gift, or recommend securities or other financial instruments of DFS or any other company on the basis of MNPI. In addition, they should not disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons or entities, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Regulation FD (Fair Disclosure) Policy.

1.1 Definition

“Material nonpublic information” or “MNPI” generally is nonpublic information about the Company, its customers, counterparties, or otherwise that may have an impact on the price of common stock, or another financial instrument of DFS or another company (when information with respect to such other company was obtained in the course of employment with the Company or the performance of services on the Company’s behalf), or that a reasonable investor would be likely to consider important in making an investment decision (i.e., to buy, hold, or sell securities). MNPI may be positive or negative.

Examples of MNPI may include:

•Significant undisclosed financial information (e.g., company earnings information or estimates, changes to previously announced earnings guidance or the decision to suspend earnings guidance, prospective dividend increases or decreases, share repurchases, valuation of investments, liquidity problems, projections, or borrowings or other financial transactions out of the ordinary course)
•Significant undisclosed operating developments (e.g., new product developments, changes in business operations, a change in auditor or notification that the auditor’s reports may no longer be relied upon, or extraordinary management developments)
•Significant undisclosed proposed business activities (e.g., proposed or agreed mergers, acquisitions, divestitures, major investments, significant contracts, restructurings, financings, securities offerings, establishment of a repurchase program, extraordinary borrowings, or significant related party transactions)

•Significant undisclosed legal or regulatory developments (e.g., a regulatory investigation or threatened or pending litigation)
•Significant undisclosed information security or cybersecurity developments (e.g., discovery of significant cybersecurity risks, including vulnerabilities, incidents, and breaches)

Information is generally considered nonpublic if the Company has not previously released it through a press release disseminated through a national wire service, a filing with the Securities and Exchange Commission, or a pre-announced conference call or webcast open to the public. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day (as defined below) must elapse before you trade in securities of DFS. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company stock until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company stock until Tuesday.

1.2 Duties

The determination of whether nonpublic information is material is often complex, subjective, depends on specific facts, and often judged in hindsight. Accordingly, Directors and employees should take a broad and cautious view when evaluating whether a particular piece of information is “material.” Although it can be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Thus, Legal should be consulted if there is any uncertainty regarding whether information is material or if there are unusual facts. Additionally, any questions about whether a proposed trade is permitted or prohibited by this Policy should be resolved by seeking guidance from Legal or Enterprise Threat & Intelligence Management (“ETIM”) prior to trading.

In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, Legal, ETIM, or any other Director or employee, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

The misuse of MNPI may result in, among other things, regulatory inquiry, litigation, and adverse publicity for the Director or employee involved and the Company, as well as disciplinary action by the Company, up to and including termination of employment. The misuse of MNPI may also result in civil and criminal penalties, including fines and imprisonment.

2.0 Transactions in Discover Financial Services Securities

2.1 Special Restrictions on Access Persons

Access Persons1 are subject to additional restrictions when trading in the Company’s securities. Legal and Corporate Affairs (“Legal”) or ETIM shall notify the employee if he or she is (or if he or she becomes or ceases to be) an Access Person. Access Persons shall only trade in or gift the Company’s securities during designated trading periods as specified by the Company (“Window Periods”). Even during a Window Period, Access Persons may not initiate a trade in or gift of the Company’s securities, or securities of DFS customer or counterparties, if they are in possession or aware of MNPI.

Legal determines Window Periods. Access Persons should contact ETIM if they have any questions regarding their applicable Window Period.

Occasionally, the Company, through Legal or ETIM, may close or shorten Window Periods for some or all Access Persons due to developments regarding material nonpublic information. In such events, Legal or ETIM will notify them that they should not trade in the Company’s securities, and that they should not disclose to others the fact that the Window Period has been closed or shortened for them.

The following additional restrictions on Access Persons apply to all securities issued by the Company, its subsidiaries, and affiliates, including common stock, preferred stock, and debt securities, except as otherwise noted.

•Access Persons are required to hold positions in the Company’s securities for six months. If they acquire shares upon conversion of a stock unit that they have held for the required period, Access Persons do not need to hold those shares for any additional amount of time.
•As discussed below, Access Persons are not permitted to sell short or trade derivatives involving the Company’s securities.
•Access Persons may only enroll or change their enrollment election in the ESPP during Window Periods, unless notified otherwise by Legal or ETIM. They may terminate their enrollment in the ESPP at any time if acting in good faith.
•Access Persons are required to inform their investment manager(s) of the restrictions that apply to them as Access Persons.

In addition to applicable Window Periods, requests made by Access Persons to engage in any transactions involving the Company’s securities within four business days (i) before the anticipated announcement or (ii) after the actual announcement of a repurchase plan or program or an increase of an existing share repurchase plan or program by the Company may not be approved as this would result in specific disclosure in the Company's SEC filings.

2.2 Special Restrictions on Directors and the Senior Leadership Council

2.2.1 Managed Accounts

The Company’s securities shall not be purchased or sold for any managed account held by, or on behalf of, a Director or a member of the Senior Leadership Council. This exclusion includes
1 All Directors of Discover Financial Services and Discover Bank; all Discover Financial Services Senior Leadership Council members and officers; and individuals notified by Legal or ETIM that, due to their job responsibilities or financial systems access, are considered to be Access Persons.

accounts held by the Director’s or a member of the Senior Leadership Council’s immediate family, or any other account that the Director or a member of Senior Leadership Council could be expected to influence or control.

2.2.2 Windows Period Pre-clearance Requirement

In addition to the requirements previously discussed, all Directors and members of the Senior Leadership Council are required to obtain preclearance from the General Counsel, or his/her delegate, before engaging in any transaction involving the Company’s securities, including gifts.
Once preclearance is provided, the transaction must be commenced within two (2) business days following the preclearance approval; otherwise, the preclearance will lapse, and new preclearance approval will need to be obtained before commencing the transaction.

2.2.3 Hedging or Pledging

Directors and members of the Senior Leadership Council who are subject to the requirements of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are not permitted to hedge2 the Company’s securities, hold the Company’s securities in a margin account, or otherwise pledge the Company’s securities, including as collateral for a loan.

2.2.4 Short Sales

“Short sales” of stock are transactions where an individual borrows stock, sells it, and then buys stock at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and have the potential to signal to the market that the seller lacks confidence in the Company’s prospects/performance. In addition, short sales may reduce the seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales are prohibited.

2.2.5 Publicly-Traded Options

Because publicly-traded options (e.g., puts and calls3) have a relatively short term, transactions in options may create the appearance that trading is based on MNPI. Further, such transactions may indicate a preference for short-term performance at the expense of the Company’s long-term objections. Accordingly, any transactions in put options, call options, or other derivative securities are prohibited by this Policy.

2.3 Gifts

Gifts of the Company’s securities are considered transactions and trades subject to this Insider Trading Policy and, thus, employees and Directors shall only make gifts when they are not in possession of MNPI and during a Window Period, as applicable.. As explained below, for those individuals subject to the requirements of Section 16 of the Exchange Act, gifts must be reported within the same timeframe as other transactions in the Company’s securities.
2 Hedging transactions may be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars, and exchange funds.
3 A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall.

2.4 Exceptions for Certain Directors and Members of the Senior Leadership Council with Rule 10b5-1 Trading Plans

Certain Directors and members of the Senior Leadership Council may be permitted to enter into trading plans under Rule 10b5-1 of the Exchange Act, as determined in the sole discretion of the Chief Executive Officer and the General Counsel. A Rule 10b5-1 Trading Plan is a preset contract, instruction, or a written plan regarding the purchase or sale of securities pursuant to the requirement of the SEC’s Rule 10b5-1(c).

Directors and members of the Senior Leadership Council must receive prior written approval from the General Counsel before adopting, modifying, or terminating a Rule 10b5-1 Trading Plan. Similarly, Directors or members of the Senior Leadership Council must receive prior written approval from the General Counsel before adopting, modifying, or terminating a trading plan not governed by Rule 10b5-1. All trading plans, regardless of whether they are governed by Rule 10b5-1, must comply with this Policy.

3.0 Violations

Violations of this Policy may result in penalties ranging from disciplinary actions, up to and including termination of an employee’s employment, as well as civil or criminal proceedings. The Company reserves the right to instruct applicable individuals to cancel any trade at their expense.

4.0 Disclosure Restrictions (i.e., “Tipping”)

It is also prohibited to disclose MNPI about the Company or other publicly traded companies (including the Company’s vendors, suppliers, and customers) to others when that information is obtained in the course of employment with the Company or the performance of services on behalf of the Company before its public disclosure and dissemination by the Company or such other respective company.

To avoid even the appearance of impropriety, please refrain from discussing the Company’s business or prospects or making recommendations about buying or selling the Company’s securities or the securities of other companies with which the Company has a relationship. This concept of unlawful tipping includes passing on information to friends, family members, or acquaintances under circumstances that suggest you were trying to help them make a profit or avoid a loss.

5.0 Reporting Obligations for Director and Executive Officers

Individuals subject to Section 16 of the Exchange Act should keep in mind the applicable reporting obligations contained therein. Most transactions must be reported within two (2) business days of the transaction; therefore, you must immediately report any covered transaction in the Company’s securities to Legal. Additionally, bona fide gifts of the Company’s securities must be publicly reported, including within the same two-day timeframe, as other transactions within the Company’s securities.4

7.0 Ethics and Conduct

This section must not be changed. Please contact the Office of Ethics and Conduct with any questions.

This Policy is referenced in the Code of Conduct and Business Ethics (the “Code”). The Code serves as the Company’s guiding framework for ethical behavior and professional conduct.

We conduct business legally & ethically by performing our jobs to the highest professional and ethical standards, following both the spirit and letter of the law to avoid actual or perceived misconduct. Every employee is responsible for living up to the highest standards of ethical behavior, complying with the Code, and being accountable in all we do.

The Company reserves the right to investigate matters and to otherwise ensure compliance with this Policy. Refer to the Policy on Workforce Problems and Investigations for further information.

The Company strictly prohibits intimidation or retaliation, in any form, against anyone for participating in or assisting with an investigation or reporting a concern in good faith. Any person who has concerns about or is aware of possible retaliatory action should report it. Any retaliatory conduct will be treated as a violation of the Code and the Company will take appropriate corrective action against the individuals who engage in retaliation, up to, and including, separation from the Company. All reports received by the Company, through whatever method, are subject to the protections and requirements established in the Whistleblower Policy.

Policy Governance

Policy Administration

Administration of this Policy is the responsibility of ETIM in consultation with the Vice President, Associate General Counsel and Assistant Secretary. Legal is responsible for the review of this Policy, in addition to developing and maintaining the content.

It should be noted, however, that the securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that individuals may have to forgo a proposed transaction in DFS’s or another company’s securities even if the transaction was planned before learning of MNPI and even though waiting to complete the transaction may result in economic loss or failure to realize an anticipated profit.
4 Note that at the end of 2022, the Securities and Exchange Commission changed its rules to require contemporaneous reporting of bona fide gifts, as opposed to the prior yearend reporting requirement.